Aurora Gold Corp Sells Its Interest in AGC Resources LLC to Devtec Management Limited

ZUG, SWITZERLAND -- (Marketwire - June 22, 2011) - Aurora Gold Corporation (the "Company," or "Aurora") (OTCQB: ARXG), is a mineral exploration company focusing on exploration and development of potential gold and silver reserves in the Tapajos Gold Province, State of Pará, Brazil.

The Board of Directors (the "Board") of Aurora Gold Corporation has been evaluating strategies of developing Aurora into the future. The Board has identified new opportunities in Brazil, which it believes will be better suited to add greater value and with a higher return on investment to the Company's shareholders. The Board feels that this can be achieved, in part, by increasing the mineral resources in Aurora's existing license areas in Brazil.

As a result, the Company has sold its subsidiary, AGC Resources LLC, which owns certain properties in Boulder, Colorado, to Devtec Management Ltd ("Devtec"), for a total of US$2 Million, plus royalty. Devtec Management Ltd will pay Aurora US$1 million upon production of the cumulative total of 1,000 ounces of gold and/or silver, and a further US$ 1 million payable on the six month anniversary of the payment of the first One Million Dollars. Additionally, Devtec will pay Aurora a 5% royalty from the start of production.

Aurora now intends to focus on its Sao Domingo property in Brazil. Currently, the Sao Domingo property has an inferred JORC compliant resource of 130,000 ounces of gold, at 2 grams per ton. Geophysics has demonstrated that potential further mineralization is expected along strike of the current resource area.

The Board also feels that further ounces can be added to the Company's inventory via drill testing the areas at the Sao Joao property of known mineralization, previously identified from trenches and mapping. Previously completed follow up geophysics over the known mineralization has elucidated additional areas that demonstrate similar characteristics and will also be tested for subsurface mineralized potential.

Initial drilling on the Company's Sao Domingo property will test the areas along strike of the current Fofoca resource. As the Colibri occurrence is adjacent to the Sao Domingo property, exploratory drilling will test the depth extension below the known high grade channel samples previously announced.

On the Company's Sao Joao property, the Company will continue with drill testing below the mineralized trenches.

The Company has been made aware of several other opportunities for expansion in Brazil and elsewhere and intends to continue reviewing these opportunities and, when warranted, to bring these projects into the Company's portfolio in order to grow the Company.

Aurora is hopeful that additional exploration will now lead to expansion of the Company's mineral resources.

Aurora is also reviewing a Gold project in the Democratic Republic of the Congo (the "DRC") that has known gold occurrences noted from areas of intense artisanal activity. Gold projects in the DRC have shown in the past to host large multimillion ounce gold deposits, and Aurora has identified a potential acquisition that could significantly add value to the Company.

In addition to trading on the OTCQB under the symbol "ARXG," Aurora's common stock is also traded on the Stuttgart and the Berlin-Bremen Stock Exchanges in Germany under the symbols "(STUT: A4G) (FRANKFURT: A4G) (XETRA: A4G) (BERLIN: A4G)."

ON BEHALF OF THE BOARD

Lars Pearl
CEO and Director

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains statements that plan for or anticipate the future, called "forward-looking statements." In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of those terms and other comparable terminology.

These forward-looking statements appear in a number of places in this press release and include, but are not limited to, statements about: our market opportunity; revenue generation; our strategies; competition; expected activities and expenditures as we pursue our business plan; the adequacy of our available cash resources; our ability to acquire properties on commercially viable terms; challenges to our title to our properties; operating or technical difficulties in connection with our exploration and development activities; currency fluctuations; fluctuating market prices for precious and base metals; the speculative nature of precious and base metals exploration and development activities; environmental risks and hazards; governmental regulations; and conduct of operations in politically and economically less developed areas of the world.

Many of these contingencies and uncertainties can affect our actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, us. Forward-looking statements are not guarantees of future performance. All of the forward-looking statements made in this press release are qualified by these cautionary statements. Specific reference is made to our most recent annual report on Form 10KSB and other filings made by us with the United States Securities and Exchange Commission for more detailed discussions of the contingencies and uncertainties enumerated above and the factors underlying the forward-looking statements. These reports and filings may be inspected and copied at the Public Reference Room maintained by the U.S. Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about operation of the Public Reference Room by calling the U.S. Securities and Exchange Commission at 1-800-SEC-0330. The U.S. Securities and Exchange Commission also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the U.S. Securities and Exchange Commission at http://www.sec.gov.

We disclaim any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except to the extent required by applicable laws.

This press release is for informational purposes only and is not and should not be construed as an offer to solicit, buy, or sell any security.

For further information, please call Lars Pearl or Axino AG.

Aurora Gold Corporation
Lars Pearl
President, CEO & Director
C/- Coresco AG,
Level 3, Gotthardstrasse 20
6304 Zug, Switzerland
Tel. (+41) 7887 96966
http://www.aurora-gold.com/

AXINO AG
Investor & Media Relations
Konigstrasse 26
70173 Stuttgart
Germany
Tel. +49 (711) 25 35 92-30
Fax +49 (711) 25 35 92-33
http://www.axino.de/